UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2008

NorthStar Realty Finance Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-32330	11-3707493
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

399 Park Avenue, 18th Floor, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01             Other Events.

On July 9, 2008, NorthStar Realty Finance Corp.’s (“NorthStar”) majority owned healthcare real estate venture, Wakefield Capital, LLC (“Wakefield”), sold a $100 million convertible preferred equity interest to Inland American Real Estate Trust, Inc. (“Inland American”).  NorthStar will receive approximately $90 million of the net proceeds from the transaction.

Prior to conversion, the convertible preferred investment will yield a dividend of 10.5%.  The convertible preferred equity may be converted or redeemed, at Inland American’s option, upon the sale or recapitalization of the Wakefield venture.  Wakefield may, at its option, redeem the convertible preferred interests at any time following the first anniversary of the closing, subject to payment of a call premium that declines over time.  In addition, at any time after the second anniversary of the closing, Inland American may convert its preferred equity interests into common equity in Wakefield.  Based on the current investment amount and capital accounts of the Wakefield members, the convertible preferred equity interests would represent, upon conversion, approximately a 42% common equity ownership interest in Wakefield.  Inland American will have the option of contributing additional preferred equity and participating in new Wakefield investment opportunities in proportion to its percentage ownership interest, assuming it were to convert its interests to common equity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Realty Finance Corp.
(Registrant)

Date: July 10, 2008	By:	/s/ Albert Tylis
Albert Tylis
Executive Vice President and General Counsel